ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 27, 2024, relating to the financial statements and financial highlights of American Conservative Values ETF, a series of ETF Opportunities Trust, for the year ended July 31, 2024, and to the references to our firm in this Registration Statement on Form N-1A of American Conservative Values Small-Cap ETF, a series of ETF Opportunities Trust, under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Financial Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

November 26, 2024

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board